Exhibit 99.1

Shiner International, Inc. Announces Results for the First Quarter of 2011

HAIKOU, China, May 16, 2011 — Shiner International, Inc. (Nasdaq: BEST) ("Shiner" or the "Company"), an emerging global supplier of packaging solutions for food, tobacco, and consumer products, today announced its financial results for the quarter ended March 31, 2011.

Shiner reports revenue of $15.9 million and an operating profit of $1,205,392 for the three months ended March 31, 2011, which is an increase of 37.3% in revenue, compared to $11.6 million for the same period in 2010. This increase was mainly a result of increased sales in flexible packaging materials, which increased by 53.8% to $14.6 million from $9.5 million from the first quarter in 2010. In addition, revenue from biaxially-oriented polypropylene (BOPP) tobacco film increased 94.1% to $8.0 million from $4.1 million, revenue from color printing segment increased 141% to $1.7 million from $0.7 million, and revenue from coated film increased 5.2% to $4.9 million from $4.7 million.

The increase in revenue was primarily caused by two factors: an increase in domestic product volume and an improvement in our sales prices.  Approximately 82.2%, or $13.1 million, of our total sales in the three months ended March 31, 2011 were made domestically to companies in China.

Management Comments

Mr. Qingtao Xing, the CEO and President of Shiner stated, "We are excited about our promising growth in the first quarter of 2011. We believe this solid growth is the result of solid and healthy operations. We are also glad to report that the 2011 first quarter revenue from flexible packaging material has increased 53.8% compared to the first quarter of 2010."

Mr. Xing further stated, "We continue to believe that our growth is based on the capability of our QC system and the production inspection system, which will enhance the safety of incoming raw material in order to satisfy the specified product shelf life at the end. We have been efficient in providing packaging solutions in order to meet the market demand for extending product shelf life. We currently plan to set up six sales facilities domestically and eight sales facilities worldwide. Overall, our healthy financial operations have encouraged us to continue to grow in the international marketplace."

Mr. Xing continued, "Our goal is to increase the sales volume both domestically and internationally. We have been working on the basic construction and sales network build up with the followings actions:

We have imported a state-of-the-art BOPP production line from Europe which is made to fit our capacity to produce high quality anti-counterfeiting film and coated film. Bank of China has provided us with financial support for this BOPP line purchase. We plan to install this BOPP line in the second quarter of 2011. This new production line will increase the production efficiency and the production quality to achieve the cost reduction measures needed to be more competitive in the marketplace.

We have also established a sales company in Shanghai to provide service to the Chinese food packaging industry and to food processing manufacturers.

With all of these efforts, we believe that we can be a leader in the increasing food packaging industry and grow in the international marketplace.

About Shiner International, Inc.

Shiner is engaged in the research and development, manufacture and sale of flexible packaging material. Products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. The Company's flexible packaging products are used by manufacturers in the food and consumer products industry to preserve texture, flavor, hygiene, and convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou, China. Approximately 80% percent of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 16 patents on products and production equipment, and has an additional ten patent applications pending. The Company's flexible packaging meets the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000. Additional information on Shiner is available at www.shinerinc.com .

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission. The information contained in this press release is made as of the date of the press release, even if subsequently made available by Shiner on its website or otherwise.  Shiner assumes no obligation to update any forward-looking statement.

Contact:
Investor Relations
Shiner International, Inc.
Email: ir@shinerinc.com

The Company's policy is to handle all questions by email to ir@shinerinc.com and they will be answered as soon as possible.

(Financial statements follow)

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$3,022,375	$8,622,035
Accounts receivable, net of allowance for doubtful accounts of $297,899 and $262,502	9,480,195	10,005,572
Advances to suppliers	7,956,711	3,462,074
Notes receivable	199,896	26,056
Inventory, net	8,935,337	7,355,601
Prepaid expenses & other current assets	669,423	610,066
Total current assets	30,263,937	30,081,404

Property and equipment, net	27,740,711	19,399,717
Construction in progress	4,784,948	4,017,721
Advance for the purchase of equipment	1,752,849	1,356,989
Intangible assets, net	1,067,039	1,061,855

TOTAL ASSETS	$65,609,484	$55,917,686

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,089,699	$5,350,064
Other payables	4,698,530	4,655,300
Unearned revenue	1,144,723	295,609
Accrued payroll	136,420	141,884
Short-term loans	7,635,000	6,826,500
Total current liabilities	16,704,372	17,269,357

Long-term loans	9,024,570	-

Commitments and contingencies	-	-
Total Liabilities	25,728,942	17,269,357

EQUITY:
Shiner stockholders' equity:
Common stock, par value $0.001; 75,000,000 shares authorized, 27,603,336 shares issued and 27,541,491 shares outstanding at March 31, 2011 and December 31, 2010	27,603	27,603
Additional paid-in capital	14,322,179	14,321,484
Treasury stock (61,845 shares)	(58,036)	(58,036)
Other comprehensive income	4,286,905	4,060,637
Statutory reserve	3,020,985	2,905,861
Retained earnings	18,243,434	17,353,554
Total Shiner stockholders' equity	39,843,070	38,611,103
Noncontrolling interest	37,472	37,226
Total equity	39,880,542	38,648,329
TOTAL LIABILITIES AND EQUITY	$65,609,484	$55,917,686

 The accompanying notes are an integral part of these consolidated financial statements.

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	2011	2010
	(unaudited)	(unaudited)
Net Revenue	$15,906,845	$11,586,719

Cost of good sold	13,539,738	9,699,466

Gross profit	2,367,107	1,887,253

Operating expenses
Selling	444,676	403,770
General and administrative	717,039	441,372
Total operating expenses	1,161,715	845,142
Income from operations	1,205,392	1,042,111

Non-operating income (expense):
Other income, net	194,611	86,191
Interest income	6,273	2,286
Interest expense	(142,951)	(42,829)
Exchange loss	(55,795)	(7,461)
Total non-operating income (expense)	2,138	38,187
Income before income tax	1,207,530	1,080,298

Income tax expense	210,836	158,205
Net income	996,694	922,093

Net loss attributed to noncontrolling interest	8,310	-
Net income attributed to Shiner	$1,005,004	$922,093

Comprehensive income (loss)
Net income	$996,694	$922,093
Foreign currency translation gain (loss)	226,514	(9,337)
Comprehensive income	$1,223,208	$912,756

Weighted average shares outstanding :
Basic	27,541,491	24,588,155
Diluted	27,546,675	24,598,358

Earnings per share attributed to Shiner common stockholders
Basic	$0.04	$0.04
Diluted	$0.04	$0.04

The accompanying notes are an integral part of these consolidated financial statements.

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	2011	2010
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,005,004	$922,093
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	518,462	395,917
Amortization	1,809	31,819
Stock compensation expense	695	6,318
Change in working capital components:
Accounts receivable	589,310	(829,991)
Inventory	(1,526,012)	(1,822,659)
Advances to suppliers	(4,456,522)	(958,247)
Other assets	(74,521)	(186,285)
Accounts payable	(2,287,552)	1,713,513
Unearned revenue	844,269	75,803
Other payables	14,066	27,353
Accrued payroll	(6,377)	(8,941)
Net cash used in operating activities	(5,377,369)	(633,307)

CASH FLOWS FROM INVESTING ACTIVITIES
Issuance of notes receivable	(173,074)	(205,019)
Payments for property and equipment	(9,089,081)	(50,441)
Payments for construction in progress	(738,208)	(1,079,695)
(Increase)/decrease in restricted cash	-	733,205
Net cash used in investing activities	(10,000,363)	(601,950)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of short-term loans	(6,848,001)	-
Proceeds from notes payable	16,602,598	-
Net cash provided by financing activities	9,754,597	-

Effect of exchange rate changes on cash and cash equivalents	23,475	(411)

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(5,599,660)	(1,235,668)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	8,622,035	3,059,796

CASH & CASH EQUIVALENTS, ENDING BALANCE	$3,022,375	$1,824,128

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$142,784	$42,829
Income taxes paid	$219,128	$114,900

The accompanying notes are an integral part of these consolidated financial statements.